Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS RECORD SECOND QUARTER RESULTS
Record second quarter revenues and adjusted earnings
MIAMI (June 25, 2018) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced U.S. GAAP net income of $561 million, or $0.78 diluted EPS, for the second quarter of 2018, higher than U.S. GAAP net income for the second quarter of 2017 of $379 million, or $0.52 diluted EPS. Second quarter 2018 adjusted net income of $489 million, or $0.68 adjusted EPS, was higher than adjusted net income of $378 million, or $0.52 adjusted EPS, for the second quarter of 2017. Adjusted net income excludes unrealized gains and losses on fuel derivatives and other net charges, totaling $72 million in net gains for the second quarter of 2018 and $1 million in net gains for the second quarter of 2017. Revenues for the second quarter of 2018 were $4.4 billion, higher than the $3.9 billion in the prior year.
Carnival Corporation & plc President and Chief Executive Officer Arnold Donald stated, “We delivered another strong quarter, again achieving record adjusted earnings on record revenues and exceeding the high end of our guidance range. Strong operational execution drove a 30 percent increase in adjusted earnings affirming the strength of our core strategy to create demand that outpaces measured capacity growth through outstanding guest experience efforts coupled with innovative actions to increase consideration for cruising across all global markets.”
Key information for the second quarter of 2018 compared to the second quarter of 2017:

•
Gross revenue yields (revenue per available lower berth day or “ALBD”) increased 8.8 percent. In constant currency, net revenue yields increased 4.8 percent exceeding March guidance of up 2.5 to 3.5 percent.

•
Gross cruise costs including fuel per ALBD increased 8.2 percent. In constant currency, net cruise costs excluding fuel per ALBD increased 3.6 percent, better than March guidance of up 4.0 to 5.0 percent, principally due to the timing of expenses between quarters.

•	Changes in fuel prices (including realized fuel derivatives) and currency exchange rates increased earnings by $0.01 per share.
Highlights from the second quarter include the delivery of Carnival Cruise Line’s 26th ship in its fleet, Carnival Horizon in March 2018. Additionally, in April 2018 Seabourn took delivery of the 5th all-suite ship in its ultra luxury fleet, Seabourn Ovation. As a result of the strong guest response to sailings to Cuba, Carnival Cruise Line received approval for more than 20 additional calls, bringing the total to 40 calls to Cuba in 2019, departing from home-ports in Miami, Fort Lauderdale, Tampa, and Charleston. Also during the quarter, Carnival Cruise Line unveiled the largest, most technologically advanced operations center in the cruise industry. Carnival Corporation & plc increased its quarterly dividend from $0.45 to $0.50 and replenished the share repurchase program to $1 billion.
2018 Outlook
At this time, cumulative advanced bookings for the next three quarters are in line with the prior year at higher prices. Since March, booking volumes for the next three quarters have been running slightly ahead of prior year at prices that are in line with the prior year.
Donald added, “Strong operational results coupled with sustained strength in booking trends have mitigated the unfavorable $0.19 per share impact of fuel and currency moving against us since our last update. We remain on track to deliver double digit return on invested capital in 2018. In addition, we have accelerated returns to shareholders through our recent dividend increase, with annual dividend distributions now over $1.4 billion and the reauthorization of up to $1 billion in share repurchases.” The company invested over $375 million in share repurchases since the beginning of the quarter, bringing the cumulative total of repurchases to date to over $3.7 billion since late 2015.
Based on current booking trends, the company now expects full year 2018 net revenue yields in constant currency to be up approximately 3.0 percent compared to the prior year, better than March guidance of up approximately 2.5 percent. The company still expects full year net cruise costs excluding fuel per ALBD in constant currency compared to the prior year to be up approximately 1.0 percent, in line with March guidance. Changes in fuel prices (including realized fuel derivatives) and currency exchange rates are expected to decrease earnings by $0.19 per share compared to March guidance and $0.13 per share compared to the prior year.
Taking the above factors into consideration, the company expects full year 2018 adjusted earnings per share to be in the range of $4.15 to $4.25 compared to 2017 adjusted earnings per share of $3.82.

Third Quarter 2018 Outlook
Third quarter constant currency net revenue yields are expected to be up approximately 1.5 to 2.5 percent compared to third quarter 2017. Net cruise costs excluding fuel per ALBD in constant currency for the third quarter are expected to increase by approximately 3.0 to 4.0 percent compared to third quarter 2017. Changes in fuel prices (including realized derivatives) and currency exchange rates are expected to decrease earnings by $0.06 per share compared to the prior year. Based on the above factors, the company expects adjusted earnings per share for the third quarter 2018 to be in the range of $2.25 to $2.29 versus 2017 adjusted earnings per share of $2.29.
Selected Key Metrics

	Full Year 2018		Third Quarter 2018
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net revenue yields	Approx 5.0%	Approx 3.0%	2.5 to 3.5%	1.5 to 2.5%
Net cruise costs excl. fuel / ALBD	Approx 3.5%	Approx 1.0%	4.0 to 5.0%	3.0 to 4.0%

	Full Year 2018	Third Quarter 2018
Fuel cost per metric ton consumed	$479	$525
Fuel consumption (metric tons in thousands)	3,305	820
Currencies (USD to 1)
AUD	$0.76	$0.74
CAD	$0.77	$0.75
EUR	$1.18	$1.16
GBP	$1.35	$1.32
RMB	$0.16	$0.15

	Three Months Ended May 31,		Six Months Ended May 31,
	2018	2017	2018	2017
Net income (in millions)	$561	$379	$951	$730
Adjusted net income (in millions) (a)	$489	$378	$864	$657
Earnings per share-diluted	$0.78	$0.52	$1.33	$1.00
Adjusted earnings per share-diluted (a)	$0.68	$0.52	$1.21	$0.90

(a) See the net income to adjusted net income and EPS to adjusted EPS reconciliations in the Non-GAAP Financial Measures included herein.

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2018 second quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the world’s largest leisure travel company and among the most profitable and financially strong in the cruise and vacation industries, with a portfolio of 10 dynamic brands that include nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features Carnival Cruise Line, Princess Cruises, Holland America Line, Seabourn, P&O Cruises (Australia), Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard, as well as Fathom, the corporation’s immersion and enrichment experience brand.
Together, the corporation’s cruise lines operate 103 ships with 234,000 lower berths visiting over 700 ports around the world, with 18 new ships scheduled to be delivered between 2018 and 2023. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.
In 2017, Fast Company recognized Carnival Corporation as being among the “Top 10 Most Innovative Companies” in both the design and travel categories. Fast Company specifically recognized Carnival Corporation for its work in developing Ocean Medallion™, a high-tech wearable device that enables the world’s first interactive guest experience platform capable of transforming vacation travel into a highly personalized and elevated level of customized service.

Additional information can be found on www.carnival.com, www.princess.com, www.hollandamerica.com, www.seabourn.com, www.pocruises.com.au, www.costacruise.com, www.aida.de, www.pocruises.com, www.cunard.com, and www.fathom.org.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 (305) 406 7862	+1 (305) 406 4832

Cautionary Note Concerning Factors That May Affect Future Results
Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this document as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

• Net revenue yields	• Net cruise costs, excluding fuel per available lower berth day
• Booking levels	• Estimates of ship depreciable lives and residual values
• Pricing and occupancy	• Goodwill, ship and trademark fair values
• Interest, tax and fuel expenses	• Liquidity
• Currency exchange rates	• Adjusted earnings per share

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•
The demand for cruises may decline due to adverse world events impacting the ability or desire of people to travel, including conditions affecting the safety and security of travel, government regulations and requirements, and decline in consumer confidence

•
Incidents, such as ship incidents, security incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and the related adverse publicity affecting our reputation and the health, safety, security and satisfaction of guests and crew

•
Changes in and compliance with laws and regulations relating to environment, health, safety, security, data privacy and protection, tax and anti-corruption under which we operate may lead to litigations, enforcement actions, fines, or penalties

•
Disruptions and other damages to our information technology and other networks and operations, breaches in data security, lapses in data privacy, and failure to keep pace with developments in technology

•	Ability to recruit, develop and retain qualified shipboard personnel who live on ships away from home for extended periods of time

•	Increases in fuel prices and availability of fuel supply

•	Fluctuations in foreign currency exchange rates

•	Overcapacity and competition in the cruise ship and land-based vacation industry

•
Continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain, as well as reductions in the availability of, and increases in the prices for, the services and products provided by these vendors

•
Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations, as well as increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages

•	Geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.
Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2018	2017	2018	2017
Revenues
Cruise
Passenger ticket	$3,193	$2,872	$6,341	$5,676
Onboard and other	1,122	1,036	2,192	2,014
Tour and other	42	37	55	46
	4,357	3,945	8,589	7,736
Operating Costs and Expenses
Cruise
Commissions, transportation and other	577	513	1,240	1,082
Onboard and other	138	129	278	253
Payroll and related	543	513	1,101	1,032
Fuel	373	310	731	607
Food	265	253	530	504
Other ship operating	749	685	1,460	1,346
Tour and other	36	33	50	46
	2,681	2,436	5,390	4,870
Selling and administrative	605	553	1,221	1,102
Depreciation and amortization	512	456	1,000	896
	3,798	3,445	7,611	6,868
Operating Income	559	500	978	868
Nonoperating Income (Expense)
Interest income	3	2	6	4
Interest expense, net of capitalized interest	(49)	(50)	(98)	(101)
Gains (losses) on fuel derivatives, net (a)	41	(53)	57	(27)
Other income (expense), net	10	(15)	11	(7)
	5	(116)	(24)	(131)
Income Before Income Taxes	564	384	955	737
Income Tax Expense, Net	(3)	(5)	(3)	(7)
Net Income	$561	$379	$951	$730
Earnings Per Share
Basic	$0.79	$0.52	$1.33	$1.01
Diluted	$0.78	$0.52	$1.33	$1.00

Dividends Declared Per Share	$0.50	$0.40	$0.95	$0.75
Weighted-Average Shares Outstanding - Basic	714	724	715	724
Weighted-Average Shares Outstanding - Diluted	715	727	717	727

(a)
During the three months ended May 31, 2018 and 2017, our gains (losses) on fuel derivatives, net include net unrealized gains (losses) of $50 million and $(2) million and realized losses of $(9) million and $(51) million, respectively. During the six months ended May 31, 2018 and 2017, our gains (losses) on fuel derivatives, net include net unrealized gains of $82 million and $69 million and realized losses of $(25) million and $(96) million, respectively.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	May 31, 2018	November 30, 2017
ASSETS
Current Assets
Cash and cash equivalents	$1,053	$395
Trade and other receivables, net	342	312
Inventories	402	387
Prepaid expenses and other	481	502
Total current assets	2,278	1,596
Property and Equipment, Net	35,227	34,430
Goodwill	2,950	2,967
Other Intangibles	1,183	1,200
Other Assets	546	585
	$42,184	$40,778
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$837	$485
Current portion of long-term debt	848	1,717
Accounts payable	745	762
Accrued liabilities and other	1,571	1,877
Customer deposits	5,308	3,958
Total current liabilities	9,308	8,800
Long-Term Debt	8,172	6,993
Other Long-Term Liabilities	771	769

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 656 shares at 2018 and 655 shares at 2017 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2018 and 2017 issued	358	358
Additional paid-in capital	8,721	8,690
Retained earnings	23,564	23,292
Accumulated other comprehensive loss	(1,855)	(1,782)
Treasury stock, 125 shares at 2018 and 122 shares at 2017 of Carnival Corporation and 37 shares at 2018 and 32 shares at 2017 of Carnival plc, at cost	(6,862)	(6,349)
Total shareholders’ equity	23,933	24,216
	$42,184	$40,778

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	Three Months Ended May 31,		Six Months Ended May 31,
	2018	2017	2018	2017
STATISTICAL INFORMATION
ALBDs (in thousands) (a) (b)	20,690	20,397	41,151	40,421
Occupancy percentage (c)	105.7%	104.1%	105.2%	104.3%
Passengers carried (in thousands)	2,971	2,906	5,831	5,675
Fuel consumption in metric tons (in thousands)	819	830	1,640	1,649
Fuel consumption in metric tons per thousand ALBDs	39.6	40.7	39.9	40.8
Fuel cost per metric ton consumed	$455	$374	$446	$368
Currencies (USD to 1)
AUD	$0.77	$0.75	$0.77	$0.75
CAD	$0.78	$0.74	$0.79	$0.75
EUR	$1.21	$1.08	$1.21	$1.07
GBP	$1.38	$1.26	$1.38	$1.25
RMB	$0.16	$0.15	$0.16	$0.15

CASH FLOW INFORMATION (in millions)
Cash from operations	$2,023	$1,917	$3,087	$2,849
Capital expenditures	$1,627	$1,447	$2,201	$1,859
Dividends paid	$323	$253	$646	$507

Notes to Statistical Information

(a)
ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances and is based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(b)
For the three months ended May 31, 2018 compared to the three months ended May 31, 2017, we had a 1.4% capacity increase in ALBDs comprised of a 2.1% capacity increase in our North America and Australia segment (“NAA”) and a 0.3% capacity increase in our Europe and Asia segment (“EA”).

Our NAA capacity increase was caused by:

•	Partial quarter impact from one Princess Cruises 3,560-passenger capacity ship that entered into service in April 2017

•	Partial quarter impact from one Carnival Cruise Line 3,970-passenger capacity ship that entered into service in April 2018

•	Partial quarter impact from one Seabourn 600-passenger capacity ship that entered into service in May 2018

These increases were partially offset by the partial quarter impact from one P&O Cruises (Australia) 1,550-passenger capacity ship removed from service in April 2017.

Our EA segment’s capacity increase was caused by:

•	Full quarter impact from one AIDA Cruises 3,290-passenger capacity ship that entered into service in June 2017

These increases were partially offset by:

•	Partial quarter impact from one P&O Cruises (UK) 700-passenger capacity ship removed from service in March 2018

•	Partial quarter impact from one Costa Cruises 1,300-passenger capacity ship removed from service in April 2018

For the six months ended May 31, 2018 compared to the six months ended May 31, 2017, we had a 1.8% capacity increase in ALBDs comprised of a 1.8% capacity increase in our NAA segment and a 1.9% capacity increase in our EA segment.

Our NAA capacity increase was caused by:

•	Partial period impact from one Princess Cruises 3,560-passenger capacity ship that entered into service in April 2017

•	Partial period impact from one Carnival Cruise Line 3,970-passenger capacity ship that entered into service in April 2018

•	Partial period impact from one Seabourn 600-passenger capacity ship that entered into service in May 2018

These increases were partially offset by the partial period impact from one P&O Cruises (Australia) 1,550-passenger capacity ship removed from service in April 2017.

Our EA segment’s capacity increase was caused by:

•	Full period impact from one AIDA Cruises 3,290-passenger capacity ship that entered into service in June 2017

These increases were partially offset by:

•	Partial period impact from one P&O Cruises (UK) 700-passenger capacity ship removed from service in March 2018

•	Partial period impact from one Costa Cruises 1,300-passenger capacity ship removed from service in April 2018

(c)
In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows:

	Three Months Ended May 31,			Six Months Ended May 31,
(dollars in millions, except yields)	2018	2018 Constant Dollar	2017	2018	2018 Constant Dollar	2017
Passenger ticket revenues	$3,193	$3,072	$2,872	$6,341	$6,072	$5,676
Onboard and other revenues	1,122	1,094	1,036	2,192	2,132	2,014
Gross cruise revenues	4,315	4,167	3,908	8,534	8,204	7,690
Less cruise costs
Commissions, transportation and other	(577)	(551)	(513)	(1,240)	(1,173)	(1,082)
Onboard and other	(138)	(134)	(129)	(278)	(269)	(253)
	(716)	(685)	(642)	(1,518)	(1,441)	(1,335)
Net passenger ticket revenues	2,616	2,521	2,359	5,101	4,899	4,594
Net onboard and other revenues	984	961	907	1,914	1,863	1,761
Net cruise revenues	$3,599	$3,482	$3,266	$7,015	$6,762	$6,355
ALBDs	20,689,903	20,689,903	20,396,773	41,151,485	41,151,485	40,420,819

Gross revenue yields	$208.55	$201.39	$191.59	$207.38	$199.35	$190.25
% increase	8.8%	5.1%		9.0%	4.8%
Net revenue yields	$173.96	$168.28	$160.15	$170.48	$164.32	$157.21
% increase	8.6%	5.1%		8.4%	4.5%
Net passenger ticket revenue yields	$126.43	$121.85	$115.66	$123.96	$119.05	$113.65
% increase	9.3%	5.4%		9.1%	4.7%
Net onboard and other revenue yields	$47.54	$46.43	$44.49	$46.52	$45.28	$43.56
% increase	6.9%	4.4%		6.8%	3.9%

	Three Months Ended May 31,			Six Months Ended May 31,
(dollars in millions, except yields)	2018	2018 Constant Currency	2017	2018	2018 Constant Currency	2017
Net passenger ticket revenues	$2,616	$2,508	$2,359	$5,101	$4,882	$4,594
Net onboard and other revenues	984	965	907	1,914	1,871	1,761
Net cruise revenues	$3,599	$3,473	$3,266	$7,015	$6,753	$6,355
ALBDs	20,689,903	20,689,903	20,396,773	41,151,485	41,151,485	40,420,819

Net revenue yields	$173.96	$167.84	$160.15	$170.48	$164.10	$157.21
% increase	8.6%	4.8%		8.4%	4.4%
Net passenger ticket revenue yields	$126.43	$121.22	$115.66	$123.96	$118.64	$113.65
% increase	9.3%	4.8%		9.1%	4.4%
Net onboard and other revenue yields	$47.54	$46.62	$44.49	$46.52	$45.45	$43.56
% increase	6.9%	4.8%		6.8%	4.3%

(See Explanations of Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended May 31,			Six Months Ended May 31,
(dollars in millions, except costs per ALBD)	2018	2018 Constant Dollar	2017	2018	2018 Constant Dollar	2017
Cruise operating expenses	$2,645	$2,563	$2,403	$5,340	$5,151	$4,824
Cruise selling and administrative expenses	594	574	548	1,203	1,161	1,094
Gross cruise costs	3,239	3,137	2,951	6,544	6,312	5,918
Less cruise costs included above
Commissions, transportation and other	(577)	(551)	(513)	(1,240)	(1,173)	(1,082)
Onboard and other	(138)	(134)	(129)	(278)	(269)	(253)
Gains (losses) on ship sales and impairments	28	25	4	12	8	4
Restructuring expenses	—	—	—	—	—	—
Other	(1)	(1)	(1)	(1)	(1)	—
Net cruise costs	2,551	2,476	2,312	5,037	4,877	4,587
Less fuel	(373)	(373)	(310)	(731)	(731)	(607)
Net cruise costs excluding fuel	$2,178	$2,103	$2,002	$4,305	$4,146	$3,980
ALBDs	20,689,903	20,689,903	20,396,773	41,151,485	41,151,485	40,420,819

Gross cruise costs per ALBD	$156.55	$151.63	$144.63	$159.02	$153.38	$146.42
% increase	8.2%	4.8%		8.6%	4.8%
Net cruise costs excluding fuel per ALBD	$105.27	$101.65	$98.11	$104.60	$100.75	$98.46
% increase	7.3%	3.6%		6.2%	2.3%

	Three Months Ended May 31,			Six Months Ended May 31,
(dollars in millions, except costs per ALBD)	2018	2018 Constant Currency	2017	2018	2018 Constant Currency	2017
Net cruise costs excluding fuel	$2,178	$2,103	$2,002	$4,305	$4,144	$3,980
ALBDs	20,689,903	20,689,903	20,396,773	41,151,485	41,151,485	40,420,819

Net cruise costs excluding fuel per ALBD	$105.27	$101.66	$98.11	$104.60	$100.71	$98.46
% increase	7.3%	3.6%		6.2%	2.3%

(See Explanations of Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

	Three Months Ended May 31,		Six Months Ended May 31,
(in millions, except per share data)	2018	2017	2018	2017
Net income
U.S. GAAP net income	$561	$379	$951	$730
Unrealized (gains) losses on fuel derivatives, net	(50)	2	(82)	(69)
(Gains) losses on ship sales and impairments	(28)	(4)	(12)	(4)
Restructuring expenses	—	—	—	—
Other	6	1	6	—
Adjusted net income	$489	$378	$864	$657
Weighted-average shares outstanding	715	727	717	727

Earnings per share
U.S. GAAP earnings per share	$0.78	$0.52	$1.33	$1.00
Unrealized (gains) losses on fuel derivatives, net	(0.07)	—	(0.11)	(0.10)
(Gains) losses on ship sales and impairments	(0.04)	—	(0.02)	—
Restructuring expenses	—	—	—	—
Other	0.01	—	0.01	—
Adjusted earnings per share	$0.68	$0.52	$1.21	$0.90

Explanations of Non-GAAP Financial Measures

Non-GAAP Financial Measures

We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs excluding fuel per ALBD, adjusted net income and adjusted earnings per share as non-GAAP financial measures of our cruise segments’ and the company’s financial performance. These non-GAAP financial measures are provided along with U.S. GAAP gross cruise revenues per ALBD (“gross revenue yields”), gross cruise costs per ALBD and U.S. GAAP net income and U.S. GAAP earnings per share.

Net revenue yields and net cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

We believe that gains and losses on ship sales, impairment charges, restructuring and other expenses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for gains and losses on ship sales, impairment charges, and restructuring and other non-core gains and charges to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs.

Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs.

Net cruise costs excluding fuel per ALBD is the measure we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues as well as fuel expense to calculate net cruise costs without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. Substantially all of our net cruise costs excluding fuel are largely fixed, except for the impact of changing prices, once the number of ALBDs has been determined.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs without fuel or forecasted U.S. GAAP net income to forecasted adjusted net income or forecasted U.S. GAAP earnings per share to forecasted adjusted earnings per share because preparation of meaningful U.S. GAAP forecasts of gross cruise revenues, gross cruise costs, net income and earnings per share would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. While we forecast realized gains and losses on fuel derivatives by applying current Brent prices to the derivatives that settle in the forecast period, we do not forecast the impact of unrealized gains and losses on fuel derivatives because we do not believe they are an indication of our future earnings performance. We are unable to determine the future impact of gains or losses on ships sales, restructuring expenses and other non-core gains and charges.

Constant Dollar and Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

We report net revenue yields, net passenger revenue yields, net onboard and other revenue yields and net cruise costs excluding fuel per ALBD on a “constant dollar” and “constant currency” basis assuming the 2018 periods’ currency exchange rates have remained constant with the 2017 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting removes only the impact of changes in exchange rates on the translation of our operations.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

Examples:

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The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

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Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.